Exhibit 99.1

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE CORPORATION ANNOUNCES RECEIPT OF NASDAQ LETTER OF REPRIMAND
BEDFORD, Mass., April 24, 2007— Progress Software Corporation (NASDAQ: PRGS), a provider of leading application infrastructure software to develop, deploy, integrate and manage business applications, today announced that it has received a Letter of Reprimand from the NASDAQ Listing Qualifications Department relating to a determination by the NASDAQ Staff that the Company had failed to comply with the shareholder approval requirements of Marketplace Rule 4350. NASDAQ’s Marketplace Rule 4350(i)(1)(A) generally requires listed issuers to obtain shareholder approval prior to granting equity compensation to officers, directors, employees or consultants.
During a review by the Company of its stock option practices and procedures it was determined that its 1997 Stock Incentive Plan contains language that prohibits directors who serve on the Compensation Committee of the Company’s Board of Directors from receiving any option grants under the Plan. It is the Company’s position that such language was a result of a scrivener’s error and should not have been included in the Plan. In each of the Company’s proxy statements for 1997, 1999, 2000 and 2006, shareholders were told specifically that the Plan permitted the granting of awards to all directors. Nonetheless, the NASDAQ Staff determined that the Company violated the shareholder approval rules by issuing options under the Plan to directors serving on the Compensation Committee.
The Company has taken action to cancel all outstanding stock options granted to members of the Board while serving on the Compensation Committee. With respect to options that had already been exercised, the affected director has returned to the Company the shares acquired through option exercise and the Company has refunded to the director the exercise price. In instances where the director had already sold the shares, the director has returned to the Company the net profit from the sale of the shares. The Company has committed to grant make-whole equity awards and/or cash payments to the directors whose stock options were cancelled.
In the Letter of Reprimand, the NASDAQ Staff indicated that it believed it was appropriate to close this matter by issuing the Letter without any additional sanction as this matter was brought to the attention of NASDAQ voluntarily by the Company, the Company had acted promptly to cure the deficiency, and the failure did not appear to have been the result of a deliberate intent to avoid compliance.
About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.